EXHIBIT 21
SUBSIDIARIES

	Jurisdiction of	Other names under
Subsidiary Name	Incorporation	which entity does business
Cricket Communications, Inc.	Delaware	Cricket Wireless, Inc.
Cricket Licensee Company, LLC	Delaware